Exhibit 3.70

AS AMENDED THROUGH JUNE 1, 2010

CERTIFICATE OF INCORPORATION

OF

RADIO WATERMARK, INC.

1. The name of the corporation is: Radio Watermark, Inc.

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000.00).

5. The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by ballot.

6. The name and mailing address of the incorporator is:

L. M. Custis

100 West Tenth Street

Wilmington, Delaware 19801

7. The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date of filing this Certificate of Amendment with the Secretary of State of the State of Delaware; provided, however, that this Article 7 (i) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code; (ii) will have such force and effect, if any, only for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (iii) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 6th day of January, 1982.

/s/ L. M. Curtis
L. M. Custis